Exhibit 5(a)


                        WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                                  1601 Bryan Street
                                 Dallas, Texas 75201


                                                       November __, 1995


          Texas Utilities Electric Company
          Energy Plaza
          1601 Bryan Street
          Dallas, Texas  75201


          Ladies and Gentlemen:

                    Reference is made to the Registration Statement (Registration Statement) on Form S-3 to be filed by Texas Utilities Electric Company (Company) on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of Quarterly Income Preferred Securities (Preferred Securities) of TU Electric Capital III (Trust) having an aggregate liquidation preference of up to $__________, such Preferred Securities to be offered in an underwritten public offering; of a Guarantee of the Company with respect to the Preferred Securities; and of up to $___________ in aggregate principal amount of the Company's Junior Subordinated Debentures (Debentures) to be issued and delivered to the Trust pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture) in exchange for the Preferred Securities. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

                    Based upon the foregoing, we are of the opinion that:

               1. All requisite action necessary to make the Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and the Guarantee shall have been duly executed and delivered.

               2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, the Indenture shall have been executed and delivered, and the Debentures shall have been issued and delivered in exchange for the Preferred Securities, in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

                    We are members of the State Bar of Texas and do not hold ourselves out as experts on the laws of New York. As to all matters of New York law, we have with your consent relied upon an opinion of even date herewith addressed to you by Reid & Priest LLP of New York, New York.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as counsel in such Registration Statement and as authority for certain of the statements contained, or incorporated by reference, therein.

                                             Very truly yours,

                                             WORSHAM, FORSYTHE &
                                             WOOLDRIDGE, L.L.P.

                                                  /s/ Timothy A. Mack
                                             By: --------------------
                                                            A Partner